9 July 2009

Scott HORWELL
85 Warilda Avenue
Engadine   NSW  2233

LETTER OF OFFER

Dear Scott

This is to confirm your full-time employment with Health Minders (HMPL) as the nominated member of the Healthzone Group (HZL)

Position
Health Minders will commence employing you in the position National Procurement Manager.  In this position, you will report to Matthew Jinks, General Manager - Operations.

Commencement Date
Your date of commencement is 13 July 2009 (specific date to be finalized).

Probationary Employment
You will initially serve a three (3) month period of probation during which time your performance will be assessed and the completion of your status will be reviewed in accordance with the agreed performance criteria established in consultation with your manager.

During the probationary period, either the company (HMPL) or you may terminate your employment with one week’s notice.

Remuneration
HMPL will pay you an annual remuneration package that comprises:-

a	Gross Salary of $150,000.00

b	Superannuation Contributions as required by law (currently 9% of base salary).
You are eligible to join the company’s nominated superannuation scheme, or continue with your own approved personal scheme.

Your remuneration package includes payment for all amounts of overtime, allowances, penalties and loadings to which you may become entitled under industrial laws.

Your salary will be paid to you net of PAYG tax and any agreed deductions, on a monthly basis, by EFT to a bank account nominated by you.

Hours of Work
You are required to work a minimum of 38 hours per week excluding gazetted Public Holidays.  In order to fulfill the requirements of your position you may need to work additional hours should the need arise.  Your specific daily hours will be established in consultation between yourself and your Manager.

Duties & Responsibilities
a	Perform the duties and tasks as are delegated or specified by your manager and the company.
b	Perform those duties and responsibilities honestly and in a proper and efficient manner.

c	Comply with all lawful and reasonable directions given to you by the company.

Annual Leave
You are entitled to 4 weeks’ annual leave per year of service with the company.  Annual leave accrues on a pro rata basis and is cumulative.  Annual Leave can be taken at such times as agreed between yourself and your Manager.

If you accrue more than 40 days annual leave the company may direct you to take up to 25% of the amount of accrued unused annual leave upon giving 2 weeks’ notice.

Personal/Carer’s Leave
You are entitled to 10 days per annum personal leave which may be taken as:
a	Sick Leave for absences due to personal illness or injury; or

b	Carer’s leave to provide provide care or support to a member of your immediate family.

Personal/carer’s leave accrues on a pro-rata basis and is cumulative.  You may not take more that 10 days’ carer’s leave in any 12 month period.  A medical certificate is required for any absence of 2 consecutive days or more and single days before or after a Public Holiday.

Termination
If you resign, you must give one month’s notice of termination.

The company may terminate your employment immediately by giving written notice to you if you:
a           engage in serious or gross misconduct;

b           breach a condition of your employment;

c           commit an act of fraud of dishonesty;

d	fail or refuse to comply with any lawful direction given to you by the company or its authorized representative.

Company Policies
Email & Internet Usage may only be used for business-related communications and purposes.  If you view or download material from the Internet other than for business purposes you may be disciplined.  You will be liable to be dismissed in cases of serious or repeated misuse.
The employer monitors any and all aspects of its computer system including internet usage and email.

Mobile phones and landlines are for company use only and are monitored.

Confidentiality
The parties to this agreement will treat these terms and conditions as confidential and will not discuss these with any third party.  All confidential information of the Company shall be undisclosed both during and after the course of your employment with the Company.

Agreement
This letter constitutes the agreement between you and the company regarding your employment and supersedes any prior representations, understandings or arrangements between the parties.

Please signify your acceptance and understanding of the information contained in this Letter of Offer by signing below and returning the original to the undersigned as soon as possible.

Yours faithfully

Matthew Jinks
General Manager - Operations
Health Minders Pty Ltd

I hereby confirm the terms detailed above.

Signed:		Dated:
(Employee)